Exhibit 99.1

                   New York Community Bancorp, Inc.
Announces the Addition of Four Senior Lending Officers to the Lending
                   Team at New York Commercial Bank


    WESTBURY, N.Y.--(BUSINESS WIRE)--Jan. 2, 2008--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today announced the addition of four senior commercial lending officers to the lending team at its commercial bank subsidiary, New York Commercial Bank (the "Commercial Bank"). The four officers have worked together for 25 years at a number of respected financial institutions including, most recently, State Bank of Long Island.

    Among those joining the Commercial Bank is Kenneth M. Scheriff, whose tenure with State Bank of Long Island began in 1995. As
Executive Vice President and team leader, Mr. Scheriff's responsibilities extended beyond lending to include the oversight of such corporate initiatives as the establishment of an equipment leasing subsidiary. Mr. Scheriff joins the Commercial Bank as Executive Vice President and Regional Manager, and will operate out of its offices in Islandia, New York.

    Joining Mr. Scheriff at the Commercial Bank as First Vice President and Lending Officer are three long-term colleagues and senior lending officers, James T. Burns, Kevin Hennessy, and Scott Swain. The team will be supported by Christopher Beck, who joins the Commercial Bank as Commercial Lending Officer, and Joan Kuehne, who joins as Banking Associate. Together, Mr. Scheriff and his team have generated a significant volume of commercial loans and deposits, while establishing a solid reputation for building long-term relationships with business clients throughout Long Island and Queens.

    Commenting on the hiring of Mr. Scheriff and his colleagues, Company Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "With the addition of this cohesive group of lenders to the Commercial Bank, we have strengthened our capacity to serve the small and mid-sized businesses that operate in our market. We look forward to leveraging their expertise and knowledge, as well as the strong client relationships they have developed and maintained over the past 25 years.

    "We are especially pleased by the quality of the loans that Ken and his colleagues have originated, given the strength of our own credit standards and our focus on maintaining our record of asset quality. While commercial lending will continue to represent a small portion of our business, we believe that Ken's team will provide a stable foundation for our C&I lending in the current credit cycle, as they capitalize on the greater resources we offer to build on the relationships they've formed individually and collectively. Furthermore, as we continue our core strategy of growing through acquisitions, we believe that the team will be instrumental in the process of identifying opportunities for prudent loan growth as the cycle, and our marketplace, continue to evolve."

    With assets in excess of $30 billion, New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 180 offices serving New York City, Long Island, Westchester County, in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, New York Community Bank is the fourth largest thrift depository in its market, and currently operates through ten local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, Penn Federal Savings Bank, Synergy Bank, and Garden State Community Bank. A New York State-chartered commercial bank, New York Commercial Bank has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.


    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             Executive Vice President &
             Director, Investor Relations